BRF S.A.

Publicly-Held Company

Brazilian Registry of Legal Entities (CNPJ) 01.838.723/0001-27

Company Register Identification Number (NIRE) 42.300.034.240

SUMMONS

ORDINARY AND EXTRAORDINARY GENERAL MEETING

The Shareholders of BRF S.A. (“Company”) are invited to meet at the Ordinary and Extraordinary General Meeting to be held on April 26, 2017, at 11:00 hours (“General Meeting”), at the Company's head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State Catarina State, in order to discuss the following agenda:

I.                     Ordinary General Meeting.

(i)            To examine, discuss and vote on the Management Report, Financial Statements and other documents related to the financial year ending on December 31, 2016;

(ii)              To ratify the distribution of the remuneration to shareholders (Interest on Own Equity), as resolved by the Board of Directors;

(iii)             To establish the number of members of the Board of Directors;

(iv)             To elect the members of the Board of Directors;

(v)              To appoint the Chairman and the Deputy Chairman of the Board of Directors;

(vi)           To set the global remuneration of the officers (Board of Directors and Executive Management) for the 2017 financial year;

(vii)            To elect the members of the Fiscal Council; and

(viii)          To set the global remuneration of the Fiscal Council for the 2017 financial year;

II.                Extraordinary General Meeting.

(i)               To amend the Restricted Stocks Plan.

Within the terms of CVM Instruction Nº 165/1991, as amended by CVM Instruction Nº 282/1998, the minimum percentage required for the adoption of the multiple vote process for the election of the members of the Board of Directors is 5% (five percent) of the voting capital.

PHYSICAL PRESENCE

Shareholders. As stated in article 15 of the Bylaws, those shareholders who intend taking part in the Ordinary General Meeting, personally or through a proxy, must present the following documents by April 20, 2017, a date that falls 5 (five) days before the General Meeting, at Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo-SP, care of the Corporate Governance area:

Individual Shareholders:

▪   Identification document with photo; and

▪    Statement including the respective shareholding stake, issued by the custodian institution.

Corporate Shareholders:

▪   Notarized copy of the latest Bylaws or consolidated articles of association and  the corporate documentation granting powers of attorney (e.g. minutes of the election of directors);

▪   Identification document of the legal representative(s) with photo;

▪   Statement including the respective shareholding stake, issued by the custodian institution;

▪    Investment Funds must present: (i) the latest consolidated regulations of the  fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and (iii) identification document of the legal  representative(s) of the fund administrator or manager with photo.

Shareholders represented by Proxy:

▪   Besides the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year to any proxy who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the first paragraph of article 126 of Law Nº 6.404/1976. Corporate shareholders may be represented according to their bylaws/articles of association;

▪   Identification document of the proxy with photo;

▪    If the shareholders so desire, they may use the proxies made available previously by the Company to vote on matters of interest to the General Meeting, as stated in the Public Request for a Power of Attorney undertaken by the Company, in the form foreseen in article 22 and following CVM Instruction Nº 481/2009. The documents referring to the public request for a power of attorney were disclosed by the Company on the Investor Relations website (www.brf-global.com/ri, in the item Governança Corporativa) and the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br) and the BM&FBOVESPA (www.bmfbovespa.com.br).

Foreign Shareholders:

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be notarized, and appear in a sworn translation.

Holders of American Depository Shares – ADSs:

The holders of ADSs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with BRF.

PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and in line with CVM Instruction Nº 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the Meeting by completing and sending the form allowing them to cast their vote from a distance (“Voting Form”) which appears in item 4 of the present Manual.

To do so, the Distance Voting Form should:

•         be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company´s Investor Relations site (www.brf-global.com/ri), as well as the site of the Brazilian Securities and Exchange Commission – CVM; and

•         be received within a period of 7 (seven) days before the date of the Meeting, i.e. by 19.04.2017 (inclusive). Any voting forms received after this date will be disregarded.

Company shareholders interested in accessing the information or asking questions about the above-mentioned material should contact the Company´s Investor Relations or Corporate Governance areas, by telephone at +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com.

All the documents related to the Meeting, including more detailed information on the items on the Agenda can be found in the Shareholders´ Manual, which is available to shareholders at the following sites: www.brf-global.com/ri, www.bmfbovespa.com.br e www.cvm.gov.br.

São Paulo (SP), March 24, 2017.

Abilio Diniz

Chairman of the Board of Directors